ISSN 1718-8369	Exhibit 99.12

Volume 10, number 4	November 13, 2015

AT AUGUST 31, 2015

Highlights for August 2015

In August, the budgetary balance within the meaning of the Balanced Budget Act showed a surplus of $1 191 million. The balance takes into account the deposit of $112 million in the Generations Fund.

—    Own-source revenue was $4.2 billion, up $29 million compared to last year.

—    Federal transfers reached $1.4 billion, an increase of $48 million compared to August 2014.

—    Program spending amounted to $4.0 billion, down $130 million over last year.

—    Debt service stood at $664 million, down $16 million compared to last year.

On the basis of the cumulative results at August 31, 2015, the budgetary balance within the meaning of the Balanced Budget Act showed a surplus of $944 million, taking into account the deposit of $548 million in the Generations Fund. That is an improvement of $1.6 billion over last year.

Summary of consolidated budgetary transactions
(millions of dollars)					(Unaudited data)
	August		April to August			Budget 2015-2016
	2014	2015	2014-2015	2015-2016	Change (%)	2015-2016	Change (%)
Budgetary revenue
Own-source revenue	4 170	4 199	21 487	22 452	4.5	57 136	5.1
Federal transfers	1 374	1 422	6 942	7 205	3.8	17 322	2.9
Total	5 544	5 621	28 429	29 657	4.3	74 458	4.6
Budgetary expenditure
Program spending	–4 101	–3 971	–26 221	–26 292	0.3	–66 460	1.2
Debt service	–680	–664	–3 443	–3 329	–3.3	–8 331	2.0
Total	–4 781	–4 635	–29 664	–29 621	-0.1	–74 791	1.2
Consolidated entities(1)
Non-budget-funded bodies and special funds	–47	206	676	912	—	343	—
Health and social services and education networks	–21	–1	–59	–4	—	–10	—
Generations Fund	106	112	469	548	—	1 586	—
Total	38	317	1 086	1 456	—	1 919	—
Surplus (Deficit)	801	1 303	–149	1 492	—	1 586	—
Balanced Budget Act
Deposits of dedicated revenues in the Generations Fund	–106	–112	–469	–548	—	–1 586	—
BUDGETARY BALANCE(2)	695	1 191	–618	944	—	—	—

Note: The presentation of the budgetary information in the monthly report is consistent with that of the financial framework for the general fund and consolidated entities as published on page A.20 of The Québec Economic Plan of March 2015.

(1) Details of transactions by type of entity are presented on page 5 of this report.

(2) Budgetary balance within the meaning of the Balanced Budget Act.

❑  Cumulative results at August 31, 2015

■  Budgetary balance

For the period from April to August 2015, the budgetary balance within the meaning of the Balanced Budget Act was in surplus by $944 million.

For fiscal 2015-2016 as a whole, The Québec Economic Plan, tabled in March 2015, projected a balanced budget.

■  Budgetary revenue

At August 31, 2015, budgetary revenue amounted to $29.7 billion, an increase of $1.2 billion, or 4.3%, compared to August 31, 2014.

—    Own-source revenue stood at $22.5 billion, up $965 million from the same time last year.

—    Federal transfers amounted to $7.2 billion, up $263 million compared to August 31, 2014.

■  Budgetary expenditure

Budgetary expenditure as of the beginning of the fiscal year totalled $29.6 billion, a decrease of $43 million, or 0.1%, over last year.

—    For the period from April to August 2015, program spending rose by $71 million, or 0.3%, reaching $26.3 billion.

—   The most significant change was an increase in program spending of the Health and Social Services mission (+$315 million).

—    Debt service amounted to $3.3 billion, a decrease of $114 million compared to last year.

■  Consolidated entities

At August 31, 2015, the results of consolidated entities showed a surplus of $1.5 billion. These results included:

—    a surplus of $912 million for non-budget-funded bodies and special funds;

—    a $4-million deficit for the health and social services and education networks;

—    dedicated revenues of $548 million for the Generations Fund.

■  Net financial requirements

At August 31, 2015, consolidated net financial requirements stood at $325 million, a decrease of $4.0 billion compared to last year. Net financial requirements reflect the current budgetary balance as well as the year-over-year change in receipts and disbursements in the course of the government’s transactions.

Consolidated budgetary and financial transactions
(millions of dollars)				(Unaudited data)
	August			April to August
	2014	2015	Change	2014-2015	2015-2016	Change
Budgetary revenue
Own-source revenue	4 170	4 199	29	21 487	22 452	965
Federal transfers	1 374	1 422	48	6 942	7 205	263
Total	5 544	5 621	77	28 429	29 657	1 228
Budgetary expenditure
Program spending	–4 101	–3 971	130	–26 221	–26 292	–71
Debt service	–680	–664	16	–3 443	–3 329	114
Total	–4 781	–4 635	146	–29 664	–29 621	43
Consolidated entities(1)
Non-budget-funded bodies and special funds	–47	206	253	676	912	236
Health and social services and education networks	–21	–1	20	–59	–4	55
Generations Fund	106	112	6	469	548	79
Total	38	317	279	1 086	1 456	370
Surplus (Deficit)	801	1 303	502	–149	1 492	1 641
Consolidated non-budgetary surplus (requirements)	–591	713	1 304	–4 168	–1 817	2 351
CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	210	2 016	1 806	–4 317	–325	3 992
(1) Details of transactions by type of entity are presented on page 5 of this report.

General fund revenue
(millions of dollars)				(Unaudited data)
	August			April to August
Revenue by source	2014	2015	Change (%)	2014-2015	2015-2016	Change (%)
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	1 386	1 348	–2.7	7 623	7 837	2.8
Contributions to Health Services Fund	496	487	–1.8	2 813	2 821	0.3
Corporate taxes	237	285	20.3	1 225	1 633	33.3
Consumption taxes	1 536	1 646	7.2	7 428	7 916	6.6
Other sources	164	101	–38.4	791	710	–10.2
Total own-source revenue excluding government enterprises	3 819	3 867	1.3	19 880	20 917	5.2
Revenue from government enterprises	351	332	–5.4	1 607	1 535	–4.5
Total own-source revenue	4 170	4 199	0.7	21 487	22 452	4.5
Federal transfers
Equalization	774	793	2.5	3 869	3 967	2.5
Health transfers(1)	402	435	8.2	2 013	2 171	7.8
Transfers for post-secondary education and other social programs	133	134	0.8	661	670	1.4
Other programs	65	60	–7.7	399	397	–0.5
Total federal transfers	1 374	1 422	3.5	6 942	7 205	3.8
BUDGETARY REVENUE	5 544	5 621	1.4	28 429	29 657	4.3
(1) Amounts of $430 million and $389 million in health transfers were allocated in 2014-2015 and 2015-2016, respectively, to the Fund to Finance Health and Social Services Institutions (FINESSS), a consolidated entity. These allocations were spread over the year, at $36 million and $32 million a month, respectively, and have already been deducted from the health transfers. Had it not been for these allocations, the change would have been 6.4% instead of 7.8%.

General fund expenditure
(millions of dollars)					(Unaudited data)
	August				April to August
Expenditure by mission	2014	(1)	2015	Change (%)	2013-2014	(1)	2014-2015	Change (%)
Program spending
Health and Social Services	2 343		2 264	–3.4	13 353		13 668	2.4
Education and Culture	651		667	2.5	6 274		6 252	–0.4
Economy and Environment	303		270	–10.9	2 188		2 124	–2.9
Support for individuals and families	527		490	–7.0	2 701		2 637	–2.4
Administration and Justice	277		280	1.1	1 705		1 611	–5.5
Total program spending	4 101		3 971	–3.2	26 221		26 292	0.3
Debt service	680		664	–2.4	3 443		3 329	–3.3
BUDGETARY EXPENDITURE	4 781		4 635	–3.1	29 664		29 621	–0.1
(1) Certain expenditures were reclassified between missions to take into account the transition to the 2015-2016 budgetary structure.

Detailed information on the transactions of consolidated entities
(millions of dollars)							(Unaudited data)
	August 2015
	Special funds	Generations Fund	Specified purpose accounts	Transfers (expenditures) related to the tax system	Non-budget-funded bodies	Health and education networks	(1)	Total	Consolidation adjustments	(2)	Total
Revenue	1 278	112	37	344	1 724	—		3 495	–1 856		1 639
Expenditure
Expenditure	–789	—	–37	–344	–1 763	–1		–2 934	1 768		–1 166
Debt service	–180	—	—	—	–64	—		–244	88		–156
Total	–969	—	–37	–344	–1 827	–1		–3 178	1 856		–1 322
RESULTS	309	112	—	—	–103	–1		317	—		317
	April to August 2015
	Special funds	Generations Fund	Specified purpose accounts	Transfers (expenditures) related to the tax system	Non-budget-funded bodies	Health and education networks	(1)	Total	Consolidation adjustments	(2)	Total
Revenue	5 926	548	377	2 527	9 815	—		19 193	–10 759		8 434
Expenditure
Expenditure	–4 394	—	–377	–2 527	–9 201	–4		–16 503	10 325		–6 178
Debt service	–895	—	—	—	–339	—		–1 234	434		–800
Total	–5 289	—	–377	–2 527	–9 540	–4		–17 737	10 759		–6 978
RESULTS	637	548	—	—	275	–4		1 456	—		1 456
(1) The results of the networks are presented according to the modified equity accounting method. (2) Consolidation adjustments include the elimination of program spending from the general fund.

The next monthly report, at September 30, 2015, will be published on December 11, 2015.

For more information, contact the Direction des Communications of the Ministère des Finances at 418 528-7382.

The report is also available on the Ministère des Finances website: www.finances.gouv.qc.ca.